Exhibit 8.1
May 15, 2007
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662
Ladies and Gentlemen:
     We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of its common units representing limited partner interests (the “Common Units”). We have also participated in the preparation of the Partnership’s Prospectus Supplement, dated May 15, 2007 (the “Prospectus Supplement”), and Prospectus, dated July 19, 2004 (the “Prospectus”), both relating to the Common Units and forming a part of the Partnership’s Registration Statement on Form S-3 (File No. 333-117023) (the “Registration Statement”). At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC) on or about the date hereof.
     In connection therewith, we prepared the discussion set forth under the captions “Material Tax Considerations” (the “Discussion”) in both the Prospectus Supplement and the Prospectus.
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Considerations” in the Prospectus and (ii) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Material Tax Considerations” in the Prospectus Supplement, in both cases qualified by the limitations, and subject to the assumptions and qualifications contained in the Discussion. In addition, we are of the opinion that the Discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion, as of each of the aforementioned dates, of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner included in the Discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K referred to above and to the use of our name in the Discussion in the Prospectus Supplement and the Prospectus. In giving this consent, we do not hereby admit

Martin Midstream Partners L.P.	- 2 -	May 15, 2007
that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.